Exhibit 99.1

Papa Murphy’s Holdings, Inc. Announces Preliminary Full Year 2016
and Fourth-Quarter 2016 Operating Results

Vancouver, WA, January 9, 2017 (Globe Newswire) - Papa Murphy’s Holdings, Inc. (NASDAQ: FRSH), ahead of its participation in the 19th annual ICR Conference, today announced preliminary, unaudited sales results for the fourteen-week fourth quarter and fifty-three week fiscal year ended January 2, 2017.

•	The Company estimates total revenue of approximately $35.5 million for the fourth quarter and approximately $126.9 million for fiscal 2016.

•	Domestic system-wide comparable store sales are estimated to have decreased 7.8% for the quarter and decreased 5.2% for the full fiscal year.

•	System-wide, 27 new stores opened during the quarter, bringing domestic new unit development for fiscal 2016 to 104, compared to 99 domestic new store opening in fiscal 2015.

•	At year end, net debt(1) was approximately $106.8 million, compared to net debt of $111.6 million at the end of the third quarter of 2016.
______________________

(1)
Net debt is a non-GAAP measure. For a reconciliation of net debt to GAAP long-term debt and discussion of why we consider net debt to be a useful measure, see the financial table accompanying this release and the paragraph below entitled “Non-GAAP Financial Measure.”

Jean Birch, Chair of the Board and Interim Chief Executive Officer of Papa Murphy’s Holdings, Inc., stated, “While we are disappointed that our fourth quarter sales remained under pressure, we continue to execute against long-term strategic initiatives, such as the launch of our online ordering platform, the refranchising of company stores, and our first ever national ad campaign which debuts in the first quarter of 2017. While the environment remains competitive, we believe these initiatives, along with our return to traditional marketing messaging and a focus on new product innovation will drive positive results in the future.”

Preliminary results remain subject to the completion of normal year-end and quarter-end accounting procedures and adjustments and are subject to change. The Company expects to release financial and operating results for its fourteen-week fourth quarter and fifty-three week fiscal 2016 ended January 2, 2017 in March of 2017.

ICR Conference
On Tuesday, January 10, 2017, the Company will present at the 19th Annual ICR Conference at the Grande Lakes Orlando Resort in Florida at 11:30 AM EST. Investors and interested parties may listen to a live webcast of this presentation from the corporate website at www.papamurphys.com under the “Investor Relations” tab, or directly through the ICR Conference website www.icrconference.com.
About Papa Murphy’s
Papa Murphy’s Holdings, Inc. (Nasdaq: FRSH) is a franchisor and operator of the largest Take ‘n’ Bake pizza brand in the United States, selling fresh, hand-crafted pizzas ready for customers to bake at home. The company was founded in 1981 and currently operates more than 1,575 franchised and corporate-owned fresh pizza stores in 38 States, Canada and United Arab Emirates. Papa Murphy’s core purpose is to bring all families together through food people love with a goal to create fun, convenient and fulfilling family dinners. In addition to scratch-made pizzas, the company offers a growing menu of grab ‘n’ go items, including salads, sides and desserts. Order online today at www.papamurphys.com.
Forward-looking Statements
This news release, as well as other information provided from time to time by Papa Murphy's Holdings, Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements give the Company's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.
Forward-looking statements in this press release include statements relating to the Company’s estimated revenues, same store sales, and net debt for the fiscal quarter and fiscal year ended January 2, 2017, and expected future results of operations. Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although the Company believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in the Company’s annual report on Form 10-K for the fiscal year ended December 28, 2015 and quarterly reports on Forms 10-Q for the fiscal quarters ended March 28, 2016 and September 26, 2016 (each of which can be found at the SEC’s website www.sec.gov); each such risk factor is specifically incorporated into this press release. Should one or more of these risks or uncertainties materialize, the Company's actual results may vary in material respects from those projected in any forward-looking statements.
Any forward-looking statement made by the Company in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise.
Non-GAAP Financial Measure
To supplement its financial information presented in accordance with generally accepted accounting principles (GAAP), the Company is also providing with this press release the non-GAAP financial measure of net debt. Net debt is calculated by subtracting cash and cash equivalents from long-term debt (including the current portion of long-term debt). Net debt is not derived in accordance with GAAP and should not be considered by the reader as an alternative to long-term debt (the most directly comparable GAAP financial measure to net debt). The Company’s management believes that net debt is useful to investors because net debt reflects cash and cash equivalents available to service the Company's debt. We have provided a reconciliation of net debt to long-term debt in the financial table accompanying this release.

PAPA MURPHY’S HOLDINGS, INC. AND SUBSIDIARIES
Net Debt Reconciliation
(In millions of dollars)
(unaudited)

	January 2, 2017	September 26, 2016
Term loan	$105.9	$105.9
Revolving line of credit	0.8	4.1
Note payable	3.0	3.0
Total principal amount of long-term debt	109.7	113.0
Unamortized debt issuance costs	(0.8)	(0.9)
Total long-term debt	108.9	112.1
Cash	(2.1)	(0.5)
Net debt	106.8	111.6

Investor Contact:
Fitzhugh Taylor or Alexis Tessier, ICR
alexis.tessier@icrinc.com
877-747-7272

Media Contact:
Christine Beggan, ICR
Christine.Beggan@icrinc.com
203-682-8329